Roadshow Presentation Follow-on Equity Offering September 2013 Free Writing Prospectus Registration Statement No. 333-185064

Forward – Looking Statements

Statements in this presentation that are not historical facts are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as
amended.  Such forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in the forward-looking statements.  We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained herein are made as of the date of the presentation, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained herein are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the U.S. Securities and Exchange Commission.
Information regarding market and industry statistics contained in this presentation is based on information available to us that we believe is accurate. It is generally based on management estimates and publications that are not produced for investment or economic analysis.
We have filed a registration statement with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents we have filed with the Securities and Exchange Commission for more complete information about us and this offering. The risks and uncertainties described under the caption “Risk Factors”
of the prospectus and the prospectus supplement included in the registration statement should be considered in evaluating the forward-looking statements. You may obtain these documents, and the documents incorporated by reference therein for free by visiting EDGAR on the Securities and Exchange Commission’s web site at www.sec.gov.

Over-allotment Option: ..………..
Offering Summary

Issuer: …………………………… Synalloy Corporation
Ticker/Exchange: ……………….. SYNL / NASDAQ
Issue: ……………………………..
Offering Size: ….…………………
Use of Proceeds: ……….………
approximately $3.5 million in new equipment
for the CRI Facility, approximately $2.0 million
in new equipment for the Company's
fabrication facilities and to pay down the
Company's line of credit
Lock-Up Provision: ……………… 90 days
Expected Pricing: ……………….. Week of September 23, 2013
Bookrunners: …………………….. Sterne Agee and BB&T Capital Markets
To fund growth initiatives including
15%, all primary
1,500,000 shares of common stock, all primary
Common Stock Follow-on

Today’s Presenters

President and CEO since January 2011 and Director of the Company since 2004
Previously Managing Director of Avitas Capital, LLC – Investment Banking and Private Equity
Previously Founder, President and CEO, BIZPORT, Ltd. – Document Management Company
30 years experience in business management, financial operations, logistics, and management consulting
MBA in Finance from Virginia Commonwealth University
CFO and Vice President of Finance since June 2010
Previously served as Assistant Vice President of Finance of Synalloy
Previously Divisional Vice President of Finance, Buffets, Inc.; Vice President of Accounting and
Corporate Controller at Ryan’s Restaurant Group, Inc.; Senior Audit Team Member at
PriceWaterhouse LLP
B.S. from Indiana University at South Bend; currently holds CPA
Craig C. Bram – President & CEO
Richard D. Sieradzki – CFO & Vice President of Finance

Investment Highlights

Fabrication business in the early stages of a major turnaround with backlog up 225% since the beginning of 2013
Poised for improved pipe manufacturing pricing and profitability following a favorable anti-dumping ruling
Recently acquired production capacity in the Specialty Chemicals segment
New Metals segment manufacturing initiatives providing increased throughput and efficiencies
Proven
M&A Capability
Disciplined M&A Strategy – experienced at the Management and Board levels
Palmer of Texas acquired in August 2012 at approximately 5.5X trailing EBITDA, performing in line with expectations and contributing to increasing margins
CRI acquired in August 2013, adding much needed capacity at a significant discount to replacement value and accretive in first year
Advantageous
Macro Environment
Shale “revolution” resulting in low natural gas prices and setting the stage for increased infrastructure spending for the foreseeable future
Already serving the growing domestic energy market, and focused on additional opportunities
Repositioned
for Growth
Recent expansion of sales and marketing has lead to successful penetration of new end markets with strong growth characteristics
The shift in sales has not only provided the foundation for strong revenue growth, it will generate the opportunity to fuel margin expansion
Growing list of blue chip customers across both segments
Conditions
Ripe to Excel

BRISMET

Synalloy Fabrication

Palmer of Texas

Manufacturers Chemicals

CRI
Chemical, Colorant & Contract Packaging Tolling Services

Synalloy

Synalloy Overview

Company Overview
Synalloy
Metals
Comprised of BRISMET,
Synalloy Fabrication and
Palmer
Targets customers requiring
materials which are:
3 Facilities totaling 520k sq. ft
Comprised of
Manufacturers Chemicals
and CRI Tolling
Produces specialty
chemicals for a diverse
set of industries
Longstanding blue chip
customer base
Stable, attractive margins
(1) LTM as of June 29, 2013.
(2) Adjusted for non-cash items and for inventory gains/losses attributable to movement in nickel prices; Adjusted EBITDA is a non-GAAP metric –
see Appendix for reconciliation tables.
Synalloy
Chemicals
Diversified industrial manufacturer of metal and specialty chemical products sold into a wide range of end markets
Revenues
(1)
: $217.5MM
Adjusted EBITDA
(1)(2)
: $17.9MM
Approximately 600 employees
Founded in 1945 and headquartered in Spartanburg, SC
Business Segments
• Corrosion-resistant
• Suitable for high-purity
processes
• Over 1,100 specialty
formulations

Metals

BRISMET

Synalloy Fabrication

Palmer of Texas

Specialty Chemicals

Manufacturers Chemicals

CRI
Chemical, Colorant & Contract Packaging Tolling Services

Synalloy

Our Products and Services

Stainless
Steel Pipes
Titanium
Pipes
Super Duplex
Pipes
Nickel Alloy
Pipes
Bending X-Ray Heat
Treating
Freight/
Logistics
Fiberglass
Tanks
Steel Tanks Field Erected
Tanks
Tank
Accessories
Sulfated
Derivatives
Additives Lubricants Defoamers
Dry Blending High Viscosity Liquid Mixing Dispersions

Oil and Gas Select End Markets Served 8 Metals Segment Power Chemicals Water/Waste Water Specialty Chemicals Segment Agricultural Metal Working Paper Petroleum & Mining

Experienced Management Team

Title Years of Experience
Craig Bram President and CEO 30+
Richard Sieradzki CFO and Vice President of Finance 35+
Kyle Pennington President – Synalloy Metals 25+
John Tidlow Executive Vice President – Synalloy Fabrication 25+
Kevin Hrebenar Executive Vice President of Operations – Synalloy Chemicals 25+
Greg Gibson 20+
Executive Vice President of Sales –  Synalloy Chemicals

BRISMET – Overview

North American leader in welded stainless steel
and special alloy pipe production
Operates a 190,000 square-
foot facility in Bristol, TN
Produces welded pipe
sizes from ½” to 120”
Capabilities
Forming
X-Ray / Testing
End Preparation
Surface Finishing
Heat Treatment
Welding
Cold Working /
Plannishing
Diverse equipment capabilities to provide large and small diameter pipe in a wide range of schedules/wall thicknesses, gauges and long lengths
Stainless
Steel Pipes
Titanium
Pipes
Super Duplex
Pipes
Nickel Alloy
Pipes
Product Overview
Business Overview

BRISMET – Key Relationships

Customer Breakdown End Markets
40%
25%
20%
5%
5%
5%
Oil & Gas
Power/Energy
Chemical
Pulp & Paper
Mining
Water/Waste Water
71%
63%
55%
29%
37%
45%
0%
25%
50%
75%
100%
2010 2011 2012
Top 10 Other

Synalloy Fabrication – Overview

Comprised of BristolFab and, its sister
company, Ram-Fab LLC
Provides complete turn-key pipe
fabrication solutions across a wide
variety of market segments
Fabrication capabilities from 1/2” to 144”
(12.7 millimeters to 4 meters) in
diameter
Combined union and non-union
fabrication capabilities allow for
comprehensive fabrication offerings for
both domestic and international projects
Services include: Modular Construction,
OEM Services, and Commercial
Bonding
Business Description
Industry leader in high nickel alloy, stainless steel, carbon and chrome pipe fabrication for over 40 years
Bristol, Tennessee
Crossett, Arkansas
Capabilities
Cutting / Forming /
Bending
Warehousing
Freight Logistics
Surface Finishing
Heat Treatment
Painting
X-Ray

Select Relationships

% of Segment Sales

1%

Synalloy

Synalloy Fabrication – Key Relationships

End Markets Customer Breakdown
50%
15%
15%
10%
10%
Chemicals
Water & Waste Water
Oil & Gas
Mining
Power & Energy
Pulp & Paper
87%
92%
91%
13%
8%
9%
0%
25%
50%
75%
100%
2010 2011 2012
Top 10 Other

Palmer of Texas – Overview

Fiberglass
Tanks
Steel Tanks Field Erected
Tanks
Tank
Accessories
Strategically located in the heart of the Permian Basin in West Texas with direct access to emerging shale oil plays, Palmer is able to provide customers with the majority of their tank battery
Capabilities
On-site Delivery /
Setup
Drafting /
Engineering
Field Services
Painting / Coating
Operates a 125,000 square-
foot facility situated on 20
acres in Andrews, TX
Produces fiberglass and
steel tanks for 50 to 1,000
barrels of volume
Product Overview
Business Overview
Industry leader in manufacturing fiberglass and steel liquid storage tanks and separation equipment

Anadarko Petroleum Corporation

Chevron

ENERGEN®

PETROHAWK ENERGY CORPORATION

eog resources

Apache EXPLORING WHAT'S POSSIBLE

XTO ENERGY a subsidiary of ExxonMobil

Synalloy

Palmer of Texas – Permian Focused

Key Relationships
Increasing End Market Demand
The Permian Basin accounts for two-thirds of oil production in Texas and approximately 15% of the entire United States
2012 Permian Basin production was 1.25 million bbl/d and is expected to grow to 1.85 million bbl/d by 2015 and to 3.5 million bbl/d by 2025
(1)
Over 492 rigs (~25% of US total) are operating in the Permian Basin
(1)
(1) U.S. Energy Information Administration 2013 Short-Term Energy Outlook Report.

Synalloy Metals – Drivers of Growth
Automated steel tank line will be fully operational by the end of 2013, increasing production by approximately 30%

Palmer’s Steel
Production Capacity
Ramping Up
Oil & Gas Demand in
Palmer’s Immediate
Area
Receipt of Pressure
Vessel Certification
Will open up numerous additional clients who want to purchase tanks and pressure vessels from a single vendor
Horizontal drilling technology and higher oil prices are driving a shale oil drilling boom in the Permian Basin and Eagle Ford Shale, increasing the need for tanks
Anti-Dumping Ruling
Potential
Nickel Price
Appreciation
Nickel prices are currently at 2009 recessionary levels,  where 30% of the world’s production is unprofitable, indicating potential for price increases
Improving prices and margins following the soon to be implemented duty increases on imported pipe from Asian countries
Strong
Backlog
Improving Conversion
Margins
Conversion margins on current backlog have improved substantially over prior years
Current backlog is at a historical high - $63 million
Favorable Natural Gas
Price Environment
Early stages of increased infrastructure spending due to lower natural gas prices from the shale “revolution”

Synalloy Chemicals – Overview

One of the largest custom chemical formulators in the U.S. with attractive, stable margins and longstanding customer relationships
Select Products & Services
Combines state of the art equipment and the most advanced
technology to provide a wide variety of specialty chemicals for customers across over 20 industries
Full service Chemical Manufacturer with high-
temperature reaction vessels, extensive
blending and mixing vessels, powder blending
capabilities and a variety of methods for
particle size reduction
Business Overview
Manufacturers Chemicals
CRI Tolling
High quality toll manufacturer that provides
outside manufacturing resources including high
viscosity mixing, liquid mixing, dispersions, wet
milling, filtration & purification, liquid mixing,
dispersions, and dry bulk bagging
Dispersions
Additives Lubricants
Liquid Mixing
125,000 sq. ft. facility
– Cleveland, TN
135,000 sq. ft. facility
– Fountain Inn, SC

Select Relationships

- Ashland
- Dow
- Fiber Dynamics, Inc.
- Foam Products
- BASF The Chemical Company
- Lubrizol
- Hollingsworth & Vose
- Emerald Performance Materials
- americhem
- Kemira
- Apollo Chemical
- Aquachem Global Water Solutions
- Albemarle
- Arichem LLC
- DyStar LP
- Fibro Chem, LLC
- Brighton Laboratories, Inc. Manufacturing Chemists
- ChemTreat

% of Segment Sales

Synalloy

Key Relationships

Contract vs. Non-Contract Sales
(1)
(1) Data as of December 31, 2012.
60%
20%
20%
Contract Manufacturing Intermediate Sales
Direct Sales
Manufacturers Chemicals Customer Breakout
55%
53%
56%
45%
47%
44%
0%
25%
50%
75%
100%
2010 2011 2012
Top 10 Other

Drivers of Growth

Represents a small percentage of total sales for the Specialty
Chemicals group, with opportunities to penetrate the market with existing product lines
Agriculture
Mining
Heavy users of defoamers and dust inhibitors with excellent
potential to grow sales of existing products
Existing
Customers
Sale of existing products to CRI customers
Commercialization of late-stage development phase products at CRI
Oil & Gas
Substantially larger volume requirements than current customers of the Specialty Chemicals group with higher gross margins
Product
Development

Financial Overview

Consolidated Historical Financial Performance

$151.1
$170.6
$197.7
$217.5
$0
$50
$100
$150
$200
$250
2010 2011 2012 LTM
6/29/2013
Revenue Gross Profit
(1)
Net Income Adjusted EBITDA
(1)
$4.0
$5.8
$4.2
$5.2
$0
$2
$4
$6
$8
2010 2011 2012 LTM
6/29/2013
Note: Dollars in millions.
(1) Adjusted for non-cash items and for inventory gains/losses attributable to movement in nickel prices; Adjusted EBITDA is a non-GAAP metric – see Appendix for reconciliation tables.
5.2% 7.7% 8.1% 8.2%
Adj. EBITDA
Margin
9.8% 13.3% 13.4% 13.6%
Gross Profit
Margin
$14.9
$26.6
$0
$12
$18
$24
$30
2010 2011 2012 LTM
6/29/2013
$7.8
$13.1
$16.0
$17.9
$0
$10
$15
$20
2010 2011 2012 LTM
6/29/2013

Summary Balance Sheet

($ in 000s)
6/29/2013 12/31/2012
Cash $143 $1,085
Current Assets 102,719 89,837
Long-term Assets 58,272 57,585
Total Assets $161,134 $148,507
Current Liabilities $29,620 $24,553
Other Liabilities 55,996 52,180
Total Liabilities 85,616 76,733
Shareholders' Equity 75,519 71,774
Total Liabilities and Shareholders' Equity $161,134 $148,507

Pro Forma Capitalization

(1) Assumes the issuance of 1,500,000 shares of common stock at recent price of $16.02 per share, the receipt of $22.4MM of net proceeds, and the use of $3.5 million to purchase new equipment for the CRI Facility, $2.0 million to purchase new equipment for the our fabrication facilities, and remaining amounts to pay down our line of credit.
June 29, 2013 Adjustments for As Adjusted for As Adjusted for CRI
($ in 000s)
Actual CRI Acquisition CRI Acquisition Acquisition and Offering
(1)
Cash and cash equivalents $143 -- $143 $143
Long term debt, including current portion:
Line of credit $23,399 $869 $24,268 $7,335
Term loan 20,625 -- 20,625 20,625
Mortgage and equipment loan -- 4,033 4,033 4,033
Total long term debt 44,024 4,902 48,926 31,993
Shareholder's Equity:
Common stock, $1.00 par value;
12,000,000 shares authorized; 8,000,000
shares issued and 6,382,800 shares
outstanding (actual) and 9,500,000 shares
issued and 7,882,800 shares outstanding
(as adjusted) 8,000 -- 8,000 9,500
Capital in excess of par value 1,545 -- 1,545 22,478
Retained earnings 80,215 -- 80,215 80,215
Cost of common stock in treasury
(1,617,200 shares) (14,241) -- (14,241) (14,241)
Total Shareholder's Equity 75,519 -- 75,519 97,952
Total Capitalization $119,543 $4,902 $124,445 $129,945

Investment Highlights

Fabrication business in the early stages of a major turnaround with backlog up 225% since the beginning of 2013
Poised for improved pipe manufacturing pricing and profitability following a favorable anti-dumping ruling
Recently acquired production capacity in the Specialty Chemicals segment
New Metals segment manufacturing initiatives providing increased throughput and efficiencies
Proven
M&A Capability
Disciplined M&A Strategy – experienced at the Management and Board levels
Palmer of Texas acquired in August 2012 at approximately 5.5X trailing EBITDA, performing in line with expectations and contributing to increasing margins
CRI acquired in August 2013, adding much needed capacity at a significant discount to replacement value and accretive in first year
Advantageous
Macro Environment
Shale “revolution” resulting in low natural gas prices and setting the stage for increased infrastructure spending for the foreseeable future
Already serving the growing domestic energy market, and focused on additional opportunities
Repositioned
for Growth
Recent expansion of sales and marketing has lead to successful penetration of new end markets with strong growth characteristics
The shift in sales has not only provided the foundation for strong revenue growth, it will generate the opportunity to fuel margin expansion
Growing list of blue chip customers across both segments
Conditions
Ripe to Excel

Appendix

Adjusted EBITDA Reconciliation

Consolidated
Net Income $4.0 $5.8 $4.2 $5.2
Adjustments:
Interest Expense 0.1 0.1 0.6 1.2
Change in Fair Value
of Interest Rate Swap - - 0.1 (0.5)
Tax Provision 2.1 3.0 2.1 2.6
Depreciation 2.6 2.6 2.9 3.2
Amortization - - 0.6 1.3
Inventory Loss (Gain) (1.0) 1.6 4.6 4.0
Acquisition Costs - - 0.9 0.9
Adjusted EBITDA $7.8 $13.1 $16.0 $17.9
LTM
2010 2011 2012 6/29/2013

Adjusted EBITDA Reconciliation

Metals Segment
Net Income $3.7 $9.3 $6.1 $7.0
Adjustments:
Interest Expense - - - -
Change in Fair Value
of Interest Rate Swap - - - -
Tax Provision - - - -
Depreciation 2.1 2.1 2.2 2.5
Amortization - - 0.6 1.3
Inventory Loss (Gain) (1.0) 1.6 4.6 4.0
Acquisition Costs - - - -
Adjusted EBITDA $4.8 $13.0 $13.5 $14.8
LTM
2010 2011 2012 6/29/2013

Adjusted EBITDA Reconciliation

Chemicals Segment
Net Income $4.0 $2.2 $4.8 $5.5
Adjustments:
Interest Expense - - - -
Change in Fair Value
of Interest Rate Swap - - - -
Tax Provision - - - -
Depreciation 0.4 0.4 0.5 0.5
Amortization - - - -
Inventory Loss (Gain) - - - -
Acquisition Costs - - - -
Adjusted EBITDA $4.4 $2.6 $5.3 $6.0
LTM
2010 2011 2012 6/29/2013

Adjusted EBITDA Reconciliation

Unallocated Corporate
Net Income ($3.7) ($5.7) ($6.7) ($7.3)
Adjustments:
Interest Expense 0.1 0.1 0.6 1.2
Change in Fair Value
of Interest Rate Swap - - 0.1 (0.5)
Tax Provision 2.1 3.0 2.1 2.6
Depreciation 0.1 0.1 0.2 0.2
Amortization - - - -
Inventory Loss (Gain) - - - -
Acquisition Costs - - 0.9 0.9
Adjusted EBITDA ($1.4) ($2.5) ($2.8) ($2.9)
LTM
2010 2011 2012 6/29/2013